Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-114349 of Iowa Telecommunications Services, Inc. of our report dated March 26, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of the provisions of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” as of January 1, 2002) appearing in the Prospectus, which is a part of such Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.

/S/    DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Des Moines, Iowa

May 27, 2004